August 27, 2018

Michael McGaugh

Re: Amendment to Employment Agreement

Dear Mike:

Reference is made to that Amended and Restated Employment Agreement between you and BMC Stock Holdings, Inc. (the “Company”) dated as of August 1, 2017 (the “Employment Agreement”).  You and the Company agree as follows:

1.    In Section 3.1(b) of the Employment Agreement, the language “a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, a selection shall be made by Executive’s spouse, if available, or if such spouse is unavailable due to death or incapacity, any other adult member of Executive’s immediate family), with the consent of the Company, which consent shall not be unreasonably withheld” is revised to read: “a qualified independent physician selected by the Company, with the consent of the Executive, which consent shall not be unreasonably withheld”.

2.    The Company acknowledges and agrees that the relocation of our headquarters from Atlanta, Georgia to Raleigh, North Carolina, which is scheduled to be effective as of September 30, 2018, will be treated as “Good Reason” under Section 3.2(b) of the Employment Agreement and that, with respect solely to such relocation of the Company’s headquarters, the reference to “ninety (90) days” in the second paragraph of Section 3.2(b) of the Employment Agreement will be revised to read “fifteen (15) months” such that you may give written notice of the occurrence of such Good Reason event on or before December 31, 2019”.

Except as specifically modified hereby, the Employment Agreement shall continue in effect without change.  Please indicate your agreement to the provisions of this letter by signing below and returning a copy to me.

Sincerely,

/s/ David Keltner
David Keltner
Interim President and CEO

Acknowledged and Agreed:

/s/ Michael McGaugh
Michael McGaugh